EXHIBIT 2.1

Execution Version

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This First Amendment (this “First Amendment”) to the Merger Agreement (as defined below) is made and entered into as of June 17, 2024, by and among MINIM, Inc. a Delaware corporation (“Parent”), MME Sub 1 LLC, a Florida limited liability company (“Merger Sub”), and E2COMPANIES LLC, a Florida limited liability Company (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, Parent, Merger Sub, and the Company have entered into that certain Agreement and Plan of Merger, dated as of March 12, 2024 (the “Merger Agreement”).

WHEREAS, the Parties desire to amend the terms and conditions of the Merger Agreement to, among other things allow the parties to solicit Acquisition Proposals.

NOW, THEREFORE, for and in consideration of the mutual covenants contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party hereto, the Parties agree as follows:

1.	Amendment to Merger Agreement. The Merger Agreement is hereby amended as follows:

a.	Section 5.02(b) is deleted in its entirety and replaced with the following:

“(b) Notwithstanding anything to the contrary contained in Section 5.02(a), at any time prior to the approval of the Parent Stockholder Approval Matters by the Parent Stockholder Approval, the Parent Board Recommendation may be withdrawn or modified (a “Parent Change in Recommendation”); provided, however, that prior to Parent taking any action permitted under this Section 5.02(b), Parent shall (i) provide Company with two (2) Business Days’ prior written notice advising Company that it intends to effect such Parent Change in Recommendation and specifying, in reasonable detail, the reasons therefor, (ii) during such two (2) Business Day period, negotiate, and cause its Representatives to negotiate, with Company in good faith (to the extent Company wishes to negotiate) to enable Company to determine whether to propose revisions to the terms of this Agreement such that it would obviate the need for the Parent Board to effect such withdrawal or modification, and (iii) consider in good faith any proposal by Company to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect such Parent Change in Recommendation.”

b.	Section 5.02(c) is deleted in its entirety and replaced with the following:

“(c) [Reserved]”

c.	Section 7.01(f) is deleted in its entirety and replaced with the following:

“(f) by Company or Parent if the Parent Board has effected a Parent Change in Recommendation;”

d.	Section 5.11 deleted in its entirety and replaced with the following:

“[Reserved]”

e.	The definition for “Superior Offer” is hereby deleted in its entirety.

2.	No Other Changes. Except as expressly provided in this Amendment, the Merger Agreement shall remain in full force and effect upon its original terms. This Amendment and the Merger Agreement constitute an integrated agreement with respect to the subject matter hereof and thereof. This Amendment may be amended, modified, and supplemented only in accordance with the terms of the Merger Agreement. Notwithstanding the foregoing, in the event the Closing does not occur by the End Date, the Merger Agreement shall automatically become void and there will be no liability or obligations on the part of any party and any of its Affiliates in any manner under the Merger Agreement.

3.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State, without reference to such State’s or any other state’s or other jurisdiction’s principles of conflict of laws.

4.	Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY
E2COMPANIES LLC

By:	/s/ James Richmond
Name:	James Richmond
Title:	CEO

MERGER SUB
MME Sub 1 LLC

By:	Minim, Inc., its Member

By:	/s/ David Lazar
Name:	David Lazar
Title:	CEO

PARENT
MINIM, INC.

By:	/s/ David Lazar
Name:	David Lazar
Title:	CEO

Signature Page to First Amendment

3